UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 26, 2012

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2012, the Board of Directors of Heritage Commerce Corp (the “Company”), promoted Michael Benito to Executive Vice President/Business Banking Division Manager for Heritage Bank of Commerce (the “Bank”), a wholly owned subsidiary of the Company.

In connection with Mr. Benito’s promotion, the Company and the Bank entered into an Employment Agreement, effective as of February 1, 2012, with Mr. Benito.  The agreement is for one year and then will be automatically renewed annually for one year terms.  Mr. Benito will receive an annual salary of $230,000 (an increase in his current salary from $214,700) with annual increases, if any, as determined by the Company’s Chief Executive Officer and Board of Directors Compensation Committee’s annual review of executive salaries.  Mr. Benito will be eligible to participate in the Company’s Management Incentive Plan.  Mr. Benito will also be eligible to participate in Company’s 401(k) plan, under which he may receive matching contributions.  Mr. Benito will receive at no cost to him group life, health, accident, and disability insurance coverage for himself and his dependents.  Mr. Benito will also receive an automobile allowance in the amount of $700 per month, together with reimbursements for gasoline.

If Mr. Benito’s employment is terminated without Cause, he will be entitled to a lump sum payment equal to one times the sum of his Base Salary and his Average Annual Bonus.  During a Change of Control Period if Mr. Benito’s employment is terminated or there occurs, without Mr. Benito’s written consent, a material adverse change in the nature and scope of his position, responsibilities, duties or a change of 30 miles or more in his location of employment, or any material reduction in his compensation or benefits and Mr. Benito voluntarily terminates his employment (a good reason resignation), he will be entitled to a lump sum payment of two times the sum of his Base Salary and his Average Annual Bonus.  If Mr. Benito’s employment agreement is terminated without Cause, his health insurance benefits will continue for an additional 12 months from the date of termination.  If Mr. Benito’s employment is terminated as a result of a Change in Control during the Change of Control Period, or for a good reason resignation as a result of a Change in Control, these benefits will continue for an additional 24 months from the date of termination.

In the event that the amounts payable to Mr. Benito under the agreement constitute an excess parachute payment under the Internal Revenue Code of 1986 that are subject to an exercise or similar tax, the amounts payable to Mr. Benito will be increased so that he receives substantially the same economic benefit under the agreement had there been no such tax imposed.

The employment agreement provides that the payment of any amounts under the agreement are subject to the requirements of the Emergency Economic Recovery Act of 2008 and the American Recovery and Reinvestment Act of 2009 and the regulations promulgated thereunder by the U.S. Department of the Treasury so long as the Department of the Treasury owns the Company’s Series A Preferred Stock.

Additionally, following the termination of his employment, Mr. Benito has agreed to refrain from certain activities that would be competitive with the Company and the Bank within the counties in California in which the Bank has located its headquarters or branch offices.

A copy of Mr. Benito’s employment agreement is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(D)                               Exhibits

10.1                        Michael Benito Employment Agreement dated as of February 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: February 1, 2012	By:	/s/ Walter Kaczmarek
Walter Kaczmarek
Chief Executive Officer

Exhibit Index

Exhibit	Description
10.1	Michael Benito Employment Agreement dated as of February 1, 2012